Exhibit 3.1

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.

      Credit Suisse First Boston Mortgage Securities Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of Delaware,

      DOES HEREBY CERTIFY:

      FIRST: That the original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on December 31, 1985.

      SECOND: That a Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on July 28, 1986, September 18, 1986, March 6, 1987, October 6, 1988, January 25,
1989 and September 26, 1996.

      THIRD: That the Restated Certificate of Incorporation of the Corporation is hereby amended so as:

            (A) To amend Article 4 to restrict the circumstances under which the Corporation may take certain corporate action;

            (B) To amend Article 7 to ensure the maintenance of certain corporate formalities in the governance of the Corporation;

            (C) To amend Article 8 to restrict the circumstances by which this Certificate of Incorporation may be amended;

            (D) To add Article 12 to require the appointment of at least one Independent Directors to the Board of Directors;

            (E) To add Article 13 to limit the transfer of an ownership interest of the Corporation;

            (F) To add Article 14 to create a Management Committee of the Board of Directors;

            (G) To renumber those certain articles reordered as a result of these amendments; and

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      FOURTH: That the text of the Corporation's Restated Certificate of
Incorporation is hereby restated and integrated and amended to read in its entirety as follows:

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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.

      1. The name of the corporation is Credit Suisse First Boston Mortgage Securities Corp. (the "Corporation").

      2. The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Prentice-Hall Corporation System, Inc.

      3. The nature of the business or purposes to be conducted or promoted by the Corporation is: (a)(i) to engage in the establishment of one or more trusts to hold pools of (A) whole mortgage loans, (B) manufactured housing conditional sales contracts and installment loan agreements, (C) loans made to finance the purchase of cooperatively owned properties secured by assignments of shares of a cooperative corporation and a proprietary lease or occupancy agreement on a cooperative apartment, (D) "fully-modified pass-through" mortgage-backed certificates, fully guaranteed as to principal and interest by the Governmental National Mortgage Association ("GNMA"), Mortgage Participation Certificates issued and guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC"), Guaranteed Mortgage Pass-Through Certificates issued and guaranteed by the Federal National Mortgage Association ("FNMA") ("Agency Certificates") or securities ("Agency Stripped Certificates") issued and/or guaranteed by GNMA, FHLMC or FNMA and each of which evidences a specified undivided fractional interest in monthly principal and/or interest distributions on a pool of mortgage loans or of Agency Certificates (Agency Certificates and Agency Stripped Certificates,

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collectively, "Agency Securities"), (E) other mortgage pass-through certificates and (F) participations in, or obligations secured by, whole mortgage loans or mortgage pass-through certificates, including but not limited to Agency Securities (subsections (A) through (F) above are referred to collectively as "Mortgage Securities"), which trusts will, in exchange for such pools of Mortgage Securities, deliver to the Corporation series of pass-through certificates ("Certificates") each of which series (1) represents the undivided ownership interest in the related pool of Mortgage Securities and (2) may be structured to contain one or more classes, each class having the characteristics specified in the related trust agreement; and, in connection therewith, (ii) to acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with such Mortgage Securities; (iii) to sell, transfer, assign, pledge, finance, refinance or otherwise deal with the series of Certificates;
and (iv) to engage in any other acts and activities and to exercise any powers permitted to corporations under the General Corporation Law of Delaware which are incidental and necessary or convenient to the foregoing; and (b)(i) to engage in the establishment of one or more trusts to issue and sell series of bonds ("Bonds") which are governed by indentures and collateralized by Mortgage Securities and/or Certificates created by the Corporation or by any other entity; and, in connection therewith, (ii) to acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with such Mortgage Securities and/or Certificates; (iii) to sell, transfer, assign and otherwise deal with any or all of its ownership interest in any trust that it establishes; (iv) to acquire, own, hold, sell, transfer, assign and otherwise deal with any or all of the ownership interest in trusts established by other entities, institutions or individuals; and (v) to engage in any other acts and activities and to exercise any powers permitted to corporations under the General Corporation Law of Delaware which are incidental and necessary or convenient to the foregoing.


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

      4. Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the
Corporation: (i) while any Certificates or Bonds issued by a trust which has been established by the Corporation remain outstanding, the Corporation shall not take any of the following actions: (a) dissolve or liquidate, in whole or in part; consolidate or merge with or into any other legal entity; or convey, sell or transfer substantially all of the assets of the Corporation (except that it may transfer its assets in connection with such issuance of Certificates or Bonds); (b) amend, alter, change or repeal the provisions of this Article 4 without the consent any rating agency rating such Certificates or Bonds; or (c) incur any indebtedness outside the ordinary course of the Corporation's business; and (ii) the Corporation shall not, without the unanimous consent of all of the members of the Board of Directors, which consent must include the consent of the Independent Director, take any Bankruptcy Action. For purposes hereof, "Bankruptcy Action" means: (a) with respect to the Corporation, (1) filing or consenting to the filing of any bankruptcy, insolvency or reorganization case or proceeding or (2) instituting any proceedings under any applicable insolvency law otherwise seeking relief under any laws relating to the relief from debts or the protection of debtors generally; (b) seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official for the Corporation, or a substantial portion of any of its respective properties; (c) making any assignment for the benefit of the creditors of the Corporation; or (d) taking any action in furtherance of any of the foregoing.

      5. No director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of such director's fiduciary duty as a director, provided that this Article 5 shall not eliminate or limit the liability of a director (a) for any breach


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

of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, or (d) for any transaction from which the director derived an improper personal benefit.

      6. The total number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, par value One Dollar ($1.00) per share.

      7. The Corporation shall insure at all times that Certificates or Bonds remain outstanding that (a) it conducts its business from an office that is separate and distinct from those of Credit Suisse First Boston Management Corporation ("CSFBMC") or any other affiliate of CSFBMC (collectively, the "Parent Group"), even if such office space is subleased from, or is on or near premises occupied by, a Parent Group member; provided that if such office space is subleased from a Parent Group member (or if the business of the Corporation is so limited as to reasonably be conducted from the premises of a Parent Group member), the Corporation shall insure that overhead and other expenses are allocated fairly between the Corporation and such Parent Group member, including paying for office space and services performed by an employee of any member of the Parent Group; (b) it maintains separate corporate records and books of account from any other person or entity; (c) it maintains separate bank accounts from any other person or entity; (d) the Corporation's assets will be identifiable and held in its own name and none of the Corporation's assets will be commingled with those of any other person or entity; (e) it conducts its own business in its own name; (f) it maintains separate financial statements, showing its assets and liabilities separate and apart from those of any other person or entity and does not have its assets listed on the financial statements of any other person or entity (other than as required with respect to consolidated financial statements prepared in accordance with


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

generally accepted accounting principles); (g) it pays its own liabilities and expenses only out of its own funds (or if, as a matter of administrative convenience, any such liabilities or expenses are initially paid by any affiliate of the Corporation, the Corporation timely reimburses such affiliate for its allocable share of such payment); (h) it observes all corporate and other organizational formalities; (i) it enters into transactions with such members of the Parent Group only on a commercially reasonable basis and on terms similar to those in an arms length transaction; (j) it pays the salaries of its employees, if any, out of its own funds; (k) it maintains a sufficient number of employees to the extent reasonably required in light of its contemplated business operations; (l) it does not guarantee, become obligated or pay for the debts of any other entity or person; (m) it does not hold out its credit as being available to satisfy the obligations of any other person or entity; (n) it does not acquire the obligations or securities of any member of the Parent Group; (o) it does not make loans to any other person or entity or buy or hold evidence of indebtedness issued by any other person or entity (other than the Mortgage Securities, and cash or cash equivalent investments and investment-grade securities); (p) it uses separate stationery, and to the extent used, invoices and checks bearing its own name; (q) it does not pledge its assets for the benefit of any other party except in connection with the issuance of the Certificates or Bonds; (r) it holds itself out as a separate entity; (s) it corrects any known misunderstanding regarding its separate identity; (t) it does not identify itself as a division of any other person or entity; (u) it maintains adequate capital in light of its contemplated business operations; (v) it conducts its business and affairs in accordance with the assumptions contained in legal opinions relative to substantive consolidation and related doctrines issued in connection with securitization transactions; (w) unless CSFBMC and its affiliates otherwise file consolidated tax returns, it files its tax return separate from any other entity; (x) it does not incur any indebtedness, other than indebtedness incurred in the ordinary course of the Corporation's


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business, or grant a security interest of any nature whatsoever in the
Corporation's assets, other than pursuant to, or as set forth in, any documents relating to the issuance of any Certificates or Bonds; and (y) it does not (A) transfer, lease or sell in one transaction or any combination of transactions, all or substantially all of the properties or assets of the Corporation other than the transfer of Mortgage Securities or receivables to a trust in connection with the issuance of Certificates or Bonds or in connection with a sale of receivables, Mortgage Securities or other securities in the ordinary course of the Corporation's business, (B) merge or consolidate with or into any other business entity, (C) dissolve, wind up or liquidate or take any act or omission as a result of which the Corporation would be dissolved, wound up or liquidated, in whole or in part, (D) engage in any business activity not described in
Article 3 hereof, or (E) amend, modify, terminate or waive Articles 3 and 4 of this Certificate of Incorporation unless, the Corporation shall have received written confirmation from each rating agency providing ratings on any Certificates or Bonds that such action, in and of itself, will not cause such rating agency to qualify, downgrade or withdraw any of its then-current rating for any Certificate or Bond.

      8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter provided herein or by statute; provided, however, that the Corporation shall not amend, alter, change or repeal any of the provisions of Articles 3, 4, 7, 8, 12 and 13 of this Certificate of Incorporation (the "Restricted Articles") without confirmation from the rating agencies rating each outstanding class of Certificates or Bonds that such amendment will not result in a qualification, withdrawal or downgrade of their then-current ratings; provided further, however, that the Corporation's by-laws or any amendment, alteration, change or repeal thereof shall not in any manner impair, nor alter, the Restricted Articles; and provided further, however, that the Corporation shall not


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

amend or change any provision of any Article other than the Restricted Articles so as to be inconsistent with the Restricted Articles.

      9. The name and mailing address of the incorporator is as follows:

            George S. Springsteen, Esq.
            c/o Cadwalader, Wickersham & Taft
            100 Maiden Lane
            New York, New York 10038

      10. Subject to Article 8 of this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

      11. Election of directors of the Corporation need not be by written ballot unless the by-laws of the Corporation shall so provide.

      12. The Corporation shall, from and after the date on which the Corporation issues Certificates or Bonds and only if so required by any rating agency providing ratings on any Certificates or Bonds, have as members of its Board of Directors at least one Independent Director (as defined below) and any vote requiring the unanimous consent of the Board of Directors shall not be taken unless at least one member of the Board of Directors is the Independent Director.

      For the purposes of this Certificate of Incorporation, the term "Independent Director" means a Director of the Corporation who is not at the time of initial appointment, or at any time while serving as a Director of the Corporation, and has not been at any time during the preceding five (5) years:
(a) a stockholder (with the exception of a stockholder that owns a de minimis amount of stock in relation to such stockholder's net worth), Director (with the exception of


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serving as the Independent Director of the Corporation), officer, employee, partner, attorney or counsel of the Corporation or any of its affiliates; (b) a customer, supplier or other person who derives any of its purchases or revenues from its activities with the Corporation or any of its affiliates; (c) a person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other person; or (d) a member of the immediate family of any such stockholder, Director, officer, employee, partner, customer, supplier or other person. (As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.)

      An individual that otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Director of the Corporation if such individual is at the time of initial appointment, or at any time while serving as a Independent Director of the Corporation, an Independent Director of a "special purpose entity" affiliated with the Corporation. For purposes of this paragraph, a "special purpose entity" is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve the Corporation's separateness that are substantially similar to those of the Corporation and provide, inter alia, that it: (a) is organized for limited purposes similar to those of the Corporation; (b) has restrictions on its ability to incur indebtedness, dissolve, liquidate, consolidate, merge and/or sell assets; (c) may not file voluntarily a bankruptcy petition on its own behalf without the consent of the Independent Director; and
(d) shall conduct itself in accordance with certain "separateness covenants", including, but not limited to, the maintenance of its books, records, bank accounts and assets separate from those of any other person or entity.


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      13. No transfer of a direct or indirect transfer ownership interest of the
Corporation shall be made such that the transferee possesses in the aggregate with the interests of all its affiliates and family members, more than a 49% interest in the Corporation, unless such transfer is conditioned upon (i) the delivery of an acceptable non-consolidation opinion, concerning, as applicable, the Corporation, the transferee and/or their respective owners, to each trustee with respect to any Certificates or Bonds that are then outstanding, and (ii) the applicable rating agencies confirm that the transfer will not result in a qualification, withdrawal or downgrade of their then-current rating on each outstanding class of Certificates and Bonds.

      14. There shall exist at all times a management committee of the Board of Directors (the "Management Committee") consisting of all Directors serving at any particular time except for the serving Independent Director. The Management Committee will have all the right, power and authority of the full Board of Directors to conduct and transact business and otherwise conduct the affairs of the Corporation under this Certificate of Incorporation; other than such affairs as to which the preceding Articles of this Certificate of Incorporation expressly requires the unanimous consent of the directors including the Independent Directors or otherwise require the consent of the Independent Directors.

      15. Subject to the limitations in Article 4 and Article 8 of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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      FIFTH: That the Restated Certificate of Incorporation of the Corporation,
set forth hereinabove in Paragraph FOURTH, was duly adopted by the sole stockholder of the Corporation in an Action by Written Consent of the Sole Stockholder in accordance with Section 12.1 of the by-laws of the Corporation and Sections 228, 242 and 245 of the General Corporation Law of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed to the certificate and the certificate to be signed by [___________, Vice President] of the Corporation and attested to by Lori M. Russo, Secretary of the Corporation as of the ___ day of ________, 2002.

                                        CREDIT SUISSE FIRST BOSTON MORTGAGE
                                           SECURITIES CORP.


                                        By:
                                            ------------------------------------
                                            [____________]
                                            [Vice President]

ATTEST:


_______________________________________
Lori M. Russo
Secretary


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